EXHIBIT 10.1


                       [Claymore Partners Ltd. Letterhead]


                                   VIA COURIER

                                  April 1, 1996


   CONFIDENTIAL

   United States Leather, Inc.
   1110 North Old World Third Street, Suite 400
   Milwaukee, Wisconsin 53203

   Attention:     Mr. Robert Hale
                  Chief Financial Officer

   Dear Sirs:

   This letter is written to summarize our verbal proposal presented to Alliance Corporate Finance Group, Inc. ("Alliance") in New York on February 12, 1996 as to your appointment of this firm as your financial consultants and to outline the services you wish our firm to render.

   We have reviewed briefly United States Leather's ("the Company's") current financial condition, its relationship with its lenders and current shareholders, and some of the options which might be open to deal with the current situation. In connection with this engagement, we undertake to hold confidential any data which the Company may furnish to us, and would release same to a third party subject to your prior approval only.

   This is to confirm our understanding that you wish our firm to undertake certain services. We will conduct a detailed on-site review of the Company's current financial condition and operating status, develop a short term cash-emphasis operating plan structured to attempt to achieve a maximum level of positive cash flow, and, further, analyze the Company's operations and define in a plan those elements necessary to achieve maximum profitability therefrom. In short, Claymore will prepare and execute a turnaround business plan.

   In addition to the services to be performed as outlined hereinabove, Claymore's manager of this engagement, W. F. Loftus, will serve during the course of such engagement in the capacity of Acting Chief Executive Officer and President.

   In connection with the services to be rendered, you have agreed to pay us for our time expended at the rate of $1,600 per eight-hour work day, per Partner, adjusted for fractions or overruns thereof and billed at such rate in 15 minutes increments, plus out of pocket disbursement expenses as incurred at cost. Travel time will be billed at such rate to the extent it falls between 9:00 A.M. and 5:00 P.M. on Monday through Friday. Travel at any other time will be charged at half regular rates. Senior Associates from our staff will be billed at $1,280 on the same basis. We will render statements to the Company for approval on a weekly basis which are due and payable by the Company on presentation thereof and by wire transfer to our bank account. Please understand that our engagement may be terminated by the Company at will so long as the minimum charge for professional services is no less than $50,000 and disbursements are reimbursed.

   The Company hereby agrees to indemnify and hold harmless Claymore and its employees, to the fullest extent permitted by law, from and against any and all losses, claims, damages, obligations, penalties, judgments, liabilities, costs, expenses and disbursements, including without limitation, the costs, expenses and disbursements, including legal fees, which it may incur in defending against any claims or legal actions which may be brought against it, caused by, relating to, based upon, arising out of, or in connection with, any action which may be taken or brought against Claymore by or on behalf of any present or future lender to, or investor in, the Company, on any matter related to the transactions contemplated by this agreement or by any other actions taken pursuant to the terms of the engagement undertaken hereby.

   The precautious nature of the near future financial condition of the Company without an addition to capital, the immediate availability of an acceptable bank facility, and major and immediate improvements in operating efficiency, is noted. Claymore will exert every effort to identify what options are both practical to execute and are agreed upon by the Company to pursue and to assist the Company in executing same. It should be noted that there is no assurance that within the time frame available, and with the current complications as advised, that any such effort is ensured of success.

   If the foregoing correctly sets forth our mutual understanding, please sign and return a copy of this letter, whereupon it will constitute an agreement between us as of the above date.

                                 Very truly yours,

                                 CLAYMORE PARTNERS LTD.

                                 By /s/ William A. Jeffreys
                                      Wm. A. Jeffreys
                                      Member of the Firm

   ACCEPTED AND AGREED TO:
   United States Leather, Inc.

   By /s/ Robert A. Hale

   cc:  W. F. Loftus